                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "AGREEMENT") is made and entered into as of this 15th day of December, 2000, by and among:

        United Therapeutics Corporation (a Delaware corporation)
        1110 Spring Street
        Silver Spring Maryland 20910 ("UTC"),

        UP Subsidiary Corporation (a Delaware corporation)
        1110 Spring Street
        Silver Spring Maryland 20910 ("UP SUB"), a subsidiary of UTC,

        Cooke Pharma, Inc. (a California corporation)
        1404 Old County Road
        Belmont, California 94002 ("COOKE"),

Unless the context provides otherwise, capitalized terms used herein are defined in Section 10.1.

                                    RECITALS

        A. The Boards of Directors of Cooke, UTC and UP Sub have determined that the acquisition of the Cooke Assets and assumption of the Cooke Liabilities by UP Sub pursuant to the terms and conditions of this Agreement (the "ACQUISITION") are to the long term benefit of the shareholders of each entity and will provide strategic benefits to Cooke, UTC and UP Sub and, accordingly, the respective Boards of Directors have approved the Acquisition, subject to approval of the Cooke Stockholders;

        B. Cooke desires to sell the Cooke Assets and assign the Cooke Liabilities to UP Sub as provided in this Agreement;

        C. UP Sub desires to purchase the Cooke Assets and assume the Cooke Liabilities as provided in this Agreement; and

        D. Cooke, UP Sub and UTC desire to make certain representations, warranties and agreements in connection with and establish various conditions precedent to the Acquisition.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:



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

ARTICLE I. PURCHASE AND SALE OF THE COOKE ASSETS AND ASSUMPTION AND TRANSFER OF
           THE COOKE LIABILITIES

1.1     Cooke Assets and Cooke Liabilities.

        (a) Subject to the terms of this Agreement, at the Closing (defined in Section 1.2 below), Cooke shall sell, convey and deliver to UP Sub and UP Sub shall purchase all right, title and interest in and to the Cooke Assets, free and clear of any Liens, and Cooke shall transfer and assign to UP Sub and UP Sub shall assume the Cooke Liabilities. The parties intend that the Acquisition shall be treated as a fully taxable asset acquisition transaction for tax purposes.

        (b) The consideration for the transfer and sale to UP Sub of the Cooke Assets shall be the assumption by UP Sub of the Cooke Liabilities, the Shares issued pursuant to Section 1.3, the payment made pursuant to Section 1.3, and the royalties contemplated by Article 2.

        (c) If the assignment or transfer of any obligation or instrument would cause a breach thereof and if no required consent to such assignment or transfer has been obtained, then, at UP Sub's election and in its sole discretion, such obligation or instrument shall not be assigned or transferred, but UP Sub shall act as agent for Cooke in order to obtain for UP Sub the benefits under such obligation or instrument.

        (d) EXCEPT AS EXPRESSLY AND UNAMBIGUOUSLY PROVIDED IN THIS SECTION 1.1, NEITHER UTC, UP SUB NOR ANY OF THEIR AFFILIATES ASSUMES OR AGREES TO BECOME LIABLE FOR OR SUCCESSOR TO ANY LIABILITIES OR OBLIGATIONS WHATSOEVER, LIQUIDATED OR OTHERWISE, WHETHER OF COOKE OR ANY OTHER PERSON OR OF THE BUSINESS. NO OTHER STATEMENT IN OR PROVISION OF THIS AGREEMENT AND NO OTHER STATEMENT, WRITTEN OR ORAL, ACTION OR FAILURE TO ACT INCLUDES OR CONSTITUTES ANY SUCH ASSUMPTION OR AGREEMENT, AND ANY STATEMENT TO THE CONTRARY BY ANY PERSON IS UNAUTHORIZED AND HEREBY DISCLAIMED.

1.2 Closing. The purchase and sale contemplated by this Agreement shall be consummated at a Closing to be held at the Silver Spring, Maryland offices of UTC starting at 2:00 p.m. local time on December 11, 2000, or at such other time or place as may be agreed upon by the parties upon satisfaction (or where appropriate waiver) of the conditions to Closing set forth in Article 6 below, but not later than December 31, 2000. The consummation of such purchase and sale is referred to in this Agreement as the "CLOSING" and the date of such Closing is the "CLOSING DATE."


1.3 Consideration. UTC agrees, on behalf of UP Sub, to issue to Cooke 294,635 shares of UTC Common Stock (the "SHARES") and to pay to Cooke the amount of $100 (One Hundred Dollars) as set forth below. Such shares shall be registered by UTC for resale by Cooke in accordance with the terms of the Registration Rights Agreement attached as Exhibit E hereto and shall be subject to the Transfer Restrictions provided in Section 7.3 below. (a) A certificate for 147,317 shares (representing 50% of the Shares) will be delivered to Cooke at Closing;


        (b) A certificate for 147,318 shares (representing 50% of the Shares) will be delivered to the Escrow Agent, such shares to be allocated by the Escrow Agent as follows:




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                (i)     73,659 shares (representing 25% of the Shares) to be
held in escrow pursuant to the "hold back" terms of the Escrow Agreement; and


                (ii) 73,659 shares (representing 25% of the Shares) will be held in escrow pursuant to the "give back" terms of the Escrow Agreement; and


        (c)     A check for $100 shall be delivered to Cooke at Closing.


1.4     Issuance of Shares; Escrow; Restrictive Legend.

        (a) UTC shall direct its Transfer Agent to issue certificates evidencing the Shares in accordance with this Agreement.

        (b) On the Closing Date, the parties shall deliver into Escrow pursuant to the Escrow Agreement, share certificates representing the Shares as set forth in Sections 1.3(b) and 1.3(c) above.

        (c) Cooke acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state and therefore shall bear a restrictive legend substantially as follows:

        THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM REGISTRATION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

1.5 Post-Closing Adjustment to Shares. The amount of the Shares shall be adjusted on the first anniversary of Closing (the "ANNIVERSARY DATE") as follows:

        (a) in the event that the per share average closing price of UTC Common Stock as reported by the Nasdaq National Market over the 90 calendar days prior to the Anniversary Date (the "AVERAGE ANNIVERSARY CLOSING PRICE") is less than $90.00 per share (as adjusted for any intervening dividends or stock splits) then, in such event, within twenty days of the Anniversary Date, UTC will issue to Cooke that number of additional shares of UTC Common Stock valued at the Average Anniversary Closing Price in order to achieve the equivalence of Shares valued at $90.00 per share as of Closing; provided, however, that if the average closing price of UTC Common Stock over the 90 calendar days prior to the Anniversary Date is less than $51.65, then the additional UTC Common Stock to be issued under this Section 1.5(a) shall not exceed a value equivalent to the difference between $90.00 per share and $51.65. In the event that UTC issues additional shares under this Section 1.5(a), such shares shall be deemed "Shares" for all purposes of



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this Agreement and shall be registered by UTC for resale by Cooke in accordance with the terms of the Registration Rights Agreement attached as Exhibit E hereto; and


        (b) in the event that the Average Anniversary Closing Price is more than $99.00 per share (as adjusted for any intervening dividends or stock splits) then, in such event, the number of shares of UTC Common Stock issued as of Closing shall be adjusted as if it had a value of $99.00 at Closing (for a total value of the Shares not to exceed $29,168,885) and within twenty days of the Anniversary Date the Escrow Agent shall be instructed by the parties to return to UTC that number of shares of UTC Common Stock as contemplated by and in accordance with the "give back" terms of the Escrow Agreement. In the event that the number of shares calculated as to be released from Escrow and returned to UTC pursuant to the "give back" terms of the Escrow Agreement exceeds the shares then held in Escrow, UTC may recover the cash equivalent of the excess shares based on the Average Anniversary Closing Price from the royalty payments to Cooke under Section 2 below.


ARTICLE 2. ROYALTY PAYMENTS TO COOKE

2.1     Royalties.


        (a)     Rates.


                (i) UP Sub shall pay to Cooke the following royalties with respect to Net Sales made after Closing and in each calendar year and for so long as a Valid Patent Claim is in existence and until the cumulative consideration received by Cooke (i.e., $26,517,150 plus all cumulative royalty payments to which Cooke would be entitled under this Article 2) has reached an aggregate total value of $75,000,000:


                      Annual Net Sales                   Royalty
                      ----------------                   -------
                      $0 to $50,000,000                     5.0%


                      $50,000,001 to $150,000,000           5.5%

                      $150,000,001 and above                6.0%


                (ii) Once a Valid Patent Claim is no longer in existence, UP Sub shall thereafter pay to Cooke a flat 1% royalty with respect to Net Sales only until the cumulative consideration received by Cooke (i.e., $26,517,150 plus all cumulative royalty payments to which Cooke would be entitled under this
Article 2) has reached an aggregate total value of $75,000,000.


        (b) Accrual of Royalties. No royalties shall be payable on a Product distributed to Third Parties solely for marketing and advertising purposes, which must be reasonable in amount, or as a sample for testing or evaluation purposes. No royalties shall be payable on sales among UP Sub and its Affiliates, but royalties shall be payable on subsequent sales by UP Sub and its Affiliates to a Third Party.



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        (c)     Third Party Royalties. If UP Sub or its Affiliates determine, at
UP Sub or its Affiliates' discretion and after consulting with Cooke, that they are required to pay royalties to any Third Party because the manufacture, use or sale of Products infringe any patent or other intellectual property rights of such Third Party in any country, UP Sub or its Affiliates may deduct from royalties thereafter due with respect to Net Sales of such Product in such country the royalties or such other fees paid to such Third Party.

        (d) Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable laws of any country under the Patent Rights hereunder, the royalty rate payable hereunder for the sale of Products in such country shall be reduced by an amount equivalent to the lower royalty rate granted to such Third Party for such country.

        (e) Commercial Hardship. If in any country UP Sub can demonstrate that for any reason beyond it or its Affiliates' control the royalty payable hereunder by UP Sub causes or may cause UP Sub or its Affiliates a significant reduction in its or their sales of Product in that country, or otherwise causes or may cause hardship in the promotion or sale of Product in a country, the parties shall meet and in good faith endeavor to agree on a reduction in the royalty rate payable in that country. The negotiated royalty rate will be one which will place UP Sub or its Affiliates in a position to market competitively the Product in such country.

        (f) Reduction in Royalty Due to Invalid Claim. In the event that all applicable claims of a patent included in the Patent Rights under which UP Sub is selling or actively developing a Product shall be held invalid or infringed by a court of competent jurisdiction in a given country, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, UP Sub may cease payment of royalties which would have otherwise been due hereunder on Net Sales of Product covered by such claims in such country until such judgment shall be finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country; provided, however, that if and to the extent such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction, the former royalty payments shall be resumed and the royalty payments not therefore made shall become due and payable.

        (g) Set-Offs. All royalty payments to Cooke under this Article 2 are subject to set-off by UP Sub in accordance with (i) Section 8, and (ii) Section 1.5(b).

2.2     Royalty Reports; Accounting

        (a) Reports, Exchange Rates. UP Sub shall furnish to Cooke a quarterly written report showing in reasonably specific detail, on a country by country basis: (i) the gross sales of each Product sold by UP Sub and its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties payable in Dollars, if any, which shall have accrued hereunder based upon Net Sales of each Product; (iii) the withholding taxes, if any, required by law to be deducted in respect of such sales; (iv) the exchange rates used in determining the amount due; and (v) the amount and explanation for any reduction in royalties in accordance with Sections 2.1



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(c), (d), (e), (f) and (g) above. With respect to sales of Products invoiced in
Dollars, the gross sales, Net Sales, and royalties payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the Person making the sale together with the Dollar equivalent of the royalty payable. The Dollar equivalent shall be calculated using the average exchange rate (local currency per US $1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading," on the last business day of each month during the applicable calendar quarter. Reports shall be due on the sixtieth (60th) day following the close of each quarter. UP Sub and its Affiliates shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

        (b) Audits. Upon the written request of Cooke, and not more than once in each calendar year, UP Sub shall permit an independent certified public accounting firm of nationally recognized standing, selected by Cooke and reasonably acceptable to UP Sub, at Cooke's expense, to have access during normal business hours to such of the records of UP Sub as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Cooke only whether the royalty reports are fairly stated or not and the specific details concerning any discrepancies. No other information shall be shared. Cooke shall treat all financial information subject to review under this Section 2.2 or under any sublicense agreement as confidential and shall cause its accounting firm to retain all such financial information in confidence.

2.3     Royalty Payments.

        (a) Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 2.2 above shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.


        (b)     Payment Method. All royalty payments by UP Sub under this
Article 2 shall be paid in Dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank check to such address as Cooke shall designate. Upon the election of UP Sub made in writing not less than thirty (30) days prior to any payment date, UP Sub shall pay all royalties owing to Cooke hereunder in the currency in which such royalties accrued, without conversion into Dollars.


        (c) Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as UP Sub reasonably shall determine.




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ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF COOKE

Cooke represents and warrants to UP Sub and UTC, as of the date of this Agreement, as follows:

3.1     Subsidiaries.

        (a) Cooke has no subsidiaries and there are no other entities owned or controlled by Cooke).

        (b) Cooke neither owns, directly or indirectly, nor has the right to acquire, any share of capital stock, partnership interest, joint venture interest or other security or equity interest in any corporation, limited liability company, partnership, joint venture, or other entity.

3.2     Organization, Good Standing and Qualification.

        Cooke is a corporation duly organized and validly existing under the laws of the State of California. Cooke has all necessary power and authority to own its Property and to carry on the Business as now owned and operated by it. Cooke is duly qualified to do business or is otherwise approved or validly registered and is in good standing in every jurisdiction where the character of the Properties owned or leased by it or the nature of the Business conducted by it makes such qualification, approval or registration necessary, except where failure to be so qualified, approved or registered would not be Materially Adverse to Cooke. Schedule 3.2 sets forth all of the jurisdictions in which Cooke is qualified to do business or otherwise is approved or registered or has branch offices or representative offices. The registers, account books, minute books, and corporate documents of Cooke that have been delivered to UP Sub present fairly and accurately Cooke's activities. The only business engaged in by Cooke is the Business.

3.3     Capitalization.

        The authorized capital stock of Cooke consists of 375,000,000 shares of Cooke common stock, of which 4,084,377 shares are issued and outstanding as of the date hereof as set forth on Schedule 3.3, and 13,664,999 shares of Cooke preferred stock, of which 11,213,084 shares are issued and outstanding as of the date hereof as set forth with particularity (by Series) on Schedule 3.3. As of the date hereof, there are 361,852,966 shares of Cooke common stock and 519,363 shares of Cooke preferred stock reserved for issuance pursuant to outstanding warrants and options as set forth Schedule 3.3. All shares of capital stock of Cooke currently issued and outstanding and all other securities of Cooke currently issued and outstanding (all as set forth on Schedule 3.3) have been duly authorized and validly issued and are fully paid and nonassessable.




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3.4     No Conflict.

        The execution and delivery of this Agreement and the other Transaction Agreements do not, and the performance of and compliance with this Agreement and such other Transaction Agreements will not:

        (a) give rise to, accelerate the maturity of or otherwise modify any obligation of Cooke or result in a material breach of or constitute (with or without the giving of notice or the passage of time or both) a material default under any material obligation of Cooke or result in the creation of a Lien on the Cooke Assets pursuant to (i) the terms of any applicable statute, law, ordinance, rule or regulation, or (ii) the terms, conditions or provisions of the constituent documents of Cooke, or any Contract, permit, concession, grant, franchise, license, judgment, order, decree or other instrument or arrangement to which Cooke is a party or by which Cooke or any of the Property of Cooke is bound; or

        (b) give rise to (i) any loss of subsidies, bonuses, exemptions, rebates, discounted loans or other advantages, (ii) any early termination or significant modification of any Contract to which Cooke is a party, (iii) any obligation to pay a bonus, or indemnity or other payment to any director, employee or contractor of Cooke, (iv) any calls for early repayment of any loans or financing granted to Cooke, (v) any modification, suspension or withdrawal of any permits or authorization granted to Cooke, or of any favorable fiscal or corporate regime in place as a result of an agreement or otherwise, (vi) payment of any taxes, fees or duties, (vii) any entitlement for any Person to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a security or in support of any undertakings on the part of Cooke, and (viii) any registration or constitution of a pledge or other security on the assets of Cooke.

3.5     Approvals and Consents.

        No consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by Cooke in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the performance of and compliance by Cooke with this Agreement and such other Transaction Agreements, other than those which have been obtained and other than approval of the Cooke Stockholders as contemplated by Section 6.1(a).

3.6     Authorization; Validity.

        Subject to approval of the Cooke Stockholders, Cooke has full power, legal capacity and authority to enter into, perform and comply with this Agreement and each of the other Transaction Agreements to which it is or will be a party. This Agreement and each of the other Transaction Agreements have been, or will at Closing be, duly executed by Cooke and constitute, or will constitute at Closing, the valid and binding obligations of Cooke, enforceable against Cooke in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a



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proceeding in equity or at law).

3.7     Financial Statements.

        Schedule 3.7(i) includes the balance sheets and related statements of income (including notes, accounting estimates and principles) of Cooke set forth in U.S. dollars and prepared in accordance with generally accepted accounting principles consistently applied as of and for the years ending December 31, 1997, 1998, and 1999, which balance sheets and related statements of income for 1997, 1998 and 1999 are audited. Schedule 3.7(ii) to this Agreement sets forth the unaudited balance sheet of Cooke (the "STUB BALANCE SHEET"), as of December11, 2000 (the "STUB PERIOD DATE"). The financial statements in Schedules 3.7(i) and 3.7(ii) are referred to collectively as the "FINANCIAL STATEMENTS." The Financial Statements except for the Stub Balance Sheet (a) have been prepared in accordance with generally accepted accounting principles consistently applied, (b) subject to any limiting conditions or statements set forth therein, fairly present the financial position of Cooke as of the respective dates indicated and the results of Cooke's operations for the respective periods indicated, and (c) were prepared from existing books, records, descriptions and representations of Cooke, which books, records, descriptions and representations of Cooke, when taken in conjunction with the audit statement and work papers, are substantially complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies.

3.8     Absence of Specified Changes.

        Except as set forth in Schedule 3.8, as specifically disclosed in the Financial Statements and as otherwise expressly contemplated by this Agreement, since December 31, 1999, there has not been any:

        (a) Materially Adverse change in the financial condition, liabilities, assets, Business or prospects of Cooke;

        (b) Labor trouble or other event or condition in respect of the officers or employees of Cooke that is Materially Adverse to Cooke;

        (c) Entering into or assumption of any material Contract or obligation by Cooke, other than in the Ordinary Course of Business or as contemplated hereby;

        (d) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Cooke;

        (e) Revaluation by Cooke of any of its assets for book or tax purposes, other than for adjustments made as part of or arising out of the preparation of the Financial Statements;

        (f) Except as disclosed on Schedule 3.20(a)(i), increase in the salary or other compensation payable or to become payable by Cooke to any of its officers, directors, employees, consultants, or contractors, or the declaration, payment or commitment or obligation of any kind for



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the payment of a bonus or other additional salary or compensation to any such individual, except as dictated by applicable law;

        (g) Sale, lease or other disposition or transfer of any Property of Cooke other than in the Ordinary Course of Business;

        (h) Amendment or termination of any Contract or license to which either Cooke is a party or by which Cooke or any of the Property of Cooke is or may be bound, the effect of which is Materially Adverse to Cooke;

        (i)     Guarantee by Cooke of any obligation of any Person;

        (j) Material increase in the level of Cooke Indebtedness or any new borrowings or loans by Cooke;

        (k) Waiver or release of any right or claim of Cooke, the effect of which is Materially Adverse to Cooke;

        (l) Dividends, distributions or other payments by Cooke to any Cooke Stockholder in any form, or any loans, advances or capital contributions to, or investments in, any other Person;

        (m) Imposition of any Lien (other than a Permitted Lien) on any Property of Cooke;

        (n) Failure to pay the trade payables and other obligations of Cooke in excess of $5,000 individually within 60 days of the date of receipt of invoices therefor or pursuant to their agreed payment terms, which are currently unpaid, or any material change in the practices or procedures of Cooke with respect to the payment of trade payables or other obligations of Cooke or the collection of accounts receivable and revenues (whether by way of acceleration of collections or otherwise);

        (o) Payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in accounts which in the aggregate exceed the sum of $25,000, other than the payment, discharge or satisfaction in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto);

        (p) Exclusive license or other license or arrangement granted to any Person with respect to the Cooke Proprietary Rights; or

        (q) Loss or threatened loss of employees, consultants, vendors, suppliers, or customers that is or would be Materially Adverse to Cooke.

3.9     Liabilities.

        Except for the Cooke Liabilities, Cooke does not have any liabilities, debts or obligations (and is subject to no claims), known or unknown, fixed or contingent, liquidated or unliquidated,



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secured or unsecured, direct or indirect, or of any other kind, other than (a)
liabilities specifically disclosed and identified as to nature and amount on the Stub Balance Sheet or in the Schedules attached hereto (but only to the extent of such amounts specifically disclosed in such Schedules or to the extent the Contracts giving rise to any such liabilities have been specifically identified in such Schedules), and (b) liabilities, debts, obligations or responsibilities arising since the Stub Period Date which have been incurred by Cooke in the Ordinary Course of Business.

3.10    Tax Returns and Payments.

        (a) All Tax declarations, returns and other filings required to be filed or made by Cooke have been timely filed and are true, correct and complete, and all Taxes, assessments, fees, interest, penalties and other governmental charges shown to be due and payable on such declarations, returns or filings have been paid or will be paid on a timely basis. Cooke has delivered to UP Sub complete copies of all such Tax declarations, returns and other filings made within the past three years prior to the execution of this Agreement. Cooke has not received any written notice of a proposed deficiency or additional assessment for any Taxes, assessments, fees, interest, penalties or governmental charges against Cooke, and no claim for assessment or collection of Taxes has been made for which adequate provision has not been made or which has not been resolved as of the date hereof. Except as set forth at Schedule 3.10(a), there is no completed, pending, or to the Knowledge of Cooke, threatened Tax audit or investigation with respect to Cooke, and Cooke neither is the subject of any inspection or inquiry, nor received any request or notice from any Governmental Authority with respect to, the Tax declarations, returns or filings of Cooke or Taxes that may be due by Cooke. All Taxes resulting from or relating to the operations of Cooke which were or will be required to have been paid, withheld or collected and remitted to the proper taxing authority by Cooke at any time prior to the Closing Date, have been, or will prior to the Closing Date be, paid, withheld or collected and remitted in full.

        (b) Other than net operating loss carry-forwards, Cooke has not benefited from any fiscal advantage or favorable tax regime by reason of its status or activities. Cooke has not benefited from any fiscal advantage or favorable tax regime in exchange for existing undertakings or obligations by which it is still bound. Cooke is not bound by any obligation nor shall it incur any additional tax burden as a result of its enjoyment of any fiscal advantages or postponement of taxation, or of any favorable tax regime, other than with respect to accelerated depreciation.

        (c) Except for Permitted Liens, there are no Liens or grounds for assertion or assessment of any Liens for Taxes upon the Cooke Assets. Except as set forth on Schedule 3.10(c), Cooke is not nor has it been a party to any Tax or loss sharing or Tax allocation agreement. No item of income or gain reported by Cooke for financial accounting purposes in any pre-Closing Date period since December 31, 1999 is required to be included in Taxable income in any post-Closing period, except for contracts in progress. Cooke is not required to include in income any adjustment in its current or in any future Taxable period, by reason of a change in accounting method; nor to the Knowledge of Cooke has a Tax authority proposed, or is a Tax authority considering, any such change in accounting method except as may be otherwise disclosed on Schedule 3.10(a). There are no outstanding rulings or any requests for rulings from any Tax authority with respect to Cooke.



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

        (d) None of the assets of Cooke is property that is required to be treated by Tax authorities as owned by any other Person and none of the Cooke Assets is Tax exempt use property.

3.11    Real Property Leases.

        Schedule 3.11 contains a list of the Real Property Leases which list identifies the date of each such Real Property Lease and the address of the real property which is the subject thereof. True and complete copies of each of the leases identified on Schedule 3.l1 and any and all amendments thereto have been made available to UP Sub. As of the Closing Date, Cooke will have secured the written agreements of all lessors to assign the Real Property Leases to UP Sub. Upon the Closing, UP Sub will have all right, title and interest of the lessee under the terms of the Real Property Leases, free and clear of all Liens. There has been no default or basis for termination of, nor has any event occurred which could constitute a default or basis for termination of, any Real Property Lease. Cooke does not own any real property.

3.12    Condition of Property.

        All buildings, improvements and Equipment owned or otherwise used by Cooke and material to the operation of the Business are in good operating condition and repair, with no material defects. To the Knowledge of Cooke, all buildings, improvements and Equipment leased by Cooke and material to the operation of the Business are in good operating condition and repair, with no material defects. The buildings, improvements and Equipment owned, leased or otherwise used by Cooke are suitable for the operation of the Business as currently conducted. None of the real property used by Cooke is the subject, and to the Knowledge of Cooke is not likely to become the subject, of any actions for hidden defects, failure to conform with laws, regulations, rules, codes or other applicable legal requirements, or actions invoking the builders' liability, subject to periodic building code, fire and life safety inspections in the normal course of business which could result in building, tenant space, tenant equipment or other modifications or compliance adjustments from time to time. The activities carried out on the real property covered by Real Property Leases are duly authorized thereby and are not in material violation of any applicable law, regulation, ordinance, zoning code, or similar enactments.

3.13    Equipment/Title to Properties/Transfer of Cooke Assets.

        (a) Schedule 3.13(a) sets forth a complete and accurate list of each item of Equipment owned by Cooke as of the date hereof and the address at which each item of Equipment is located. Schedule 3.13(a) sets forth a complete and accurate list of each lease pursuant to which Cooke leases any item of Equipment and under which the monthly rental payment exceeds $500 individually. True and complete copies of each of the leases identified on Schedule 3.13(a) and any and all amendments thereto have been made available to UP Sub. Cooke is not in default under any of the leases set forth on Schedule 3.13(a). As of the Closing Date, Cooke will have secured the written agreements of all lessors of Equipment under which the monthly rental payment exceeds $500 individually to assign such leases to UP Sub.

        (b) Cooke has good and marketable title or valid leasehold to all its Properties, in each case free and clear of any Lien except: (i) those listed in Schedule 3.13(b);
(ii) Permitted Liens; (iii) Liens imposed by law or incurred in the Ordinary Course of Business for obligations not yet due to materialmen, warehousemen and the like; and (iv) Liens on the lessor's interest in any real property or Equipment leased by Cooke.

        (c) The Cooke Assets and Cooke Liabilities constitute all of Cooke's property and property rights now used, useful or necessary for the conduct of the Business. Except as set forth on Schedule 3.13(c), no consent is necessary to, and there exists no restriction on, the transfer of any of the Cooke Assets or the assignment of the Cooke Liabilities to UP Sub. There exists no restriction or condition affecting the title to or utility of the Cooke Assets or Cooke Liabilities which would prevent UP Sub from occupying or utilizing the Cooke Assets or enforcing the rights under the Cooke Liabilities to the same extent as Cooke might continue to do if the Acquisition were not to take place. Upon the Closing, good and marketable title to the Cooke Assets and the rights under the Cooke Liabilities shall be vested in UP Sub free and clear of all Liens.

3.14    Compliance with Law.

        (a) No Violations. Cooke is not in material violation of nor has Cooke materially violated any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation ("LAW") applicable to the Business, operations or Property of Cooke. Cooke has not received (i) any notice, claim or assertion, formal or informal, oral or written (oral notices shall so qualify only if given to a Designated Individual), of any such violation by Cooke from any Person, or
(ii) any request from any Governmental Agency that Cooke modify or terminate any of its operations or modify or dispose of any of its Property in each case in any manner.

        (b) Permits. Set forth on Schedule 3.14(b) hereto is a description of each permit, license or approval required for the conduct of the Business. Such permits, licenses and approvals are in full force and effect. Except as noted on Schedule 3.14(b), such permits, licenses and approvals are freely transferable by Cooke and, upon Closing, UP Sub will have all right, title and interest of the holder thereof.

3.15    Environmental Matters.

        (a) Hazardous Materials. Neither Cooke nor, to the Knowledge of Cooke, any previous owner, tenant, occupant or user of the real property subject to the Real Property Leases, has used, handled, generated, produced, manufactured, installed, treated, stored, transported or been involved in the Release of any Hazardous Materials in material violation of any applicable Environmental Requirements or in any manner which could result in liability Materially Adverse to Cooke or the imposition of obligations, fines or penalties Materially Adverse to Cooke.

        (b) Compliance. Neither Cooke nor, to the Knowledge of Cooke, any previous owner, tenant, occupant or user of the real property or any current operator of or tenant on the real property subject to the Real Property Leases, has received any oral or written notice or other communication

(oral notices shall so qualify only if given to a Designated Individual) concerning (i) any alleged violation of or under any applicable Environmental Requirement or the suspected presence of any Hazardous Material in violation of any applicable Environmental Requirement on, under, or in the vicinity of such real property, or (ii) alleged liability for any environmental related damages or claims in connection with such real property or otherwise, including without limitation any potential liability as a potentially responsible or liable party with respect to any environmental investigation or remediation, or the incurrence of response costs regarding such real property or otherwise. In addition, Cooke has not received any oral or written notice or other communication (oral notices shall so qualify only if given to a Designated Individual) concerning any violation, alleged violation, liability or alleged liability including without limitation as a potential responsible or liable party, of or under any Environmental Requirement, or in regard to the presence or suspected presence of Hazardous Materials on or in the vicinity of property owned or controlled by any third Person which Hazardous Material was generated, transported, treated, stored, released or disposed by or on behalf of Cooke. There are no Liens on any of the Property of Cooke arising under any Environmental Requirements. Cooke is not in violation of nor has Cooke violated at any time any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation relating to the environment, Hazardous Materials, or Environmental Requirements.

3.16    Accounts Receivable.

        Except as set forth on Schedule 3.16, the accounts receivable and notes receivable reflected on the Stub Balance Sheet and the accounts receivable and notes receivable arising since the date thereof are valid and binding obligations of the debtors arising from a bona fide transaction in the Ordinary Course of Business and are not subject to any defenses, counterclaims or rights of setoff.

3.17    Proprietary Rights.

        (a) Schedule 3.17(a) contains a true, complete and correct list of each Proprietary Right which is (i) owned by Cooke (the "OWNED PROPRIETARY RIGHTS") or (ii) licensed to Cooke (excluding any prepackaged software that may be acquired commercially for less than $15,000) (the "LICENSED PROPRIETARY RIGHTS" and together with the Owned Proprietary Rights, the "COOKE PROPRIETARY RIGHTS"). Schedule 3.17(a) identifies which of the Proprietary Rights are Owned Proprietary Rights and which are Licensed Proprietary Rights.

        (b) In each case where any Owned Proprietary Right that consists of a patent or other registration or application is held by assignment, the assignment has been duly recorded with the Governmental Agency from which the patent or other registration issued or before which the application for registration is pending. The rights of Cooke in or to any Owned Proprietary Rights, and the Exploitation of any Owned Proprietary Rights for the continued operation of the Business do not and will not conflict with, misappropriate, or infringe upon any proprietary right of any third party, subject, as to future Exploitation, to the possibility of termination or expiration of the rights of Cooke to the Owned Proprietary Rights.

        (c) Except as set forth on Schedule 3.17(a), each Owned Proprietary Right is exclusively owned by Cooke. Each Owned Proprietary Right and all of the rights of Cooke in or to each of the Licensed Proprietary Rights are held free and clear of any Liens, other than Permitted Liens. Except as set forth on
Schedule 3.17(c), Cooke has not granted any license, sublicense or other right to any Person with respect to the Owned Proprietary Rights or the Licensed Proprietary Rights.

        (d) Except as set forth on Schedule 3.17(d), no claims have been made, asserted or threatened, and no claims are presently pending or threatened, against Cooke either (i) based upon or challenging or seeking to deny or restrict the Exploitation by Cooke of any of the Proprietary Rights in the Business, or (ii) alleging that (A) the Exploitation of the Proprietary Rights, or (B) any services provided by, processes used by, or products manufactured or sold by Cooke, does or may conflict with, misappropriate or infringe upon the proprietary rights of any third party.

        (e) Except as set forth on Schedule 3.17(e), to the Knowledge of Cooke, no Person is engaging in any activity or using any proprietary right that infringes upon the Cooke Proprietary Rights or upon the rights of Cooke therein. The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in the termination or impairment of any of the Owned Proprietary Rights.

        (f) Schedule 3.17(f) sets forth a complete and accurate list of the titles and dates of all licenses and sublicenses for the Licensed Proprietary Rights (including all amendments of such licenses and sublicenses). Cooke has made available to UP Sub true, complete and correct copies of such licenses and sublicenses. With respect to each such license and sublicense (together with all amendments, consents and evidence of commencement dates and expiration dates pertaining thereto):

                (i) such license or sublicense is legal, valid, binding and enforceable and in full force and effect, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies;

                (ii) the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not cause such license or sublicense to cease to be in full force and effect or to be legal, valid, binding and enforceable against the other party thereto, subject to the effect of bankruptcy or similar insolvency laws affecting the rights of creditors generally and the potential unavailability of specific enforcement, injunctive relief and other equitable remedies, on terms substantially identical to those currently in effect, nor will the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate or materially modify such license or sublicense;

                (iii) with respect to each such license or sublicense: (A) Cooke has not received any written notice of termination or cancellation under such license or sublicense and no licensor or sublicensor will have any right of termination or cancellation under such license or sublicense as a result of the consummation of the transactions contemplated by this Agreement and the other

Transaction Agreements, and (B) Cooke has not received any notice of a breach or default under such license or sublicense, which breach or default has not been cured; and

                (iv) Cooke is not in breach or default in any material respect under such license or sublicense.

        (g) The rights of Cooke to the Owned Proprietary Rights and, to the Knowledge of Cooke, the rights of the source(s) of each of the Licensed Proprietary Rights in or to the Proprietary Rights underlying such Licensed Proprietary Rights, have not been adjudged invalid or unenforceable as a whole or in part and all Cooke Proprietary Rights are valid and enforceable to the extent set forth in this Section 3.17.

        (h)     To the Knowledge of Cooke, unless otherwise disclosed in
Schedule 3.17(h), no study has been performed or research or experiments conducted that would suggest that development and commercialization of therapies based on the Cooke Proprietary Rights would not be feasible, safe or effective.

        (i) All prepackaged software presently or in the past used by Cooke was and is being used pursuant to valid license or other use arrangements.

3.18    Customers and Distributors.

        Schedule 3.18 sets forth the customers and distributors of Cooke for the period from January 1, 2000 through October 31, 2000, together with revenues attributable to sales to such customers and distributors during each such period. As of the Closing Date, Cooke will have secured the written agreement of all customers and distributors, with whom Cooke has written agreements, providing for Cooke's assignment of all customer agreements to UP Sub.

3.19    Suppliers.

        Schedule 3.19 sets forth the top ten suppliers of materials to Cooke for the years 1999 and 2000, together with payments attributable to such supplier during each such period. To the Knowledge of Cooke, none of the suppliers who have provided materials to Cooke since January 1, 1999 intends to cease providing materials, or materially reduce the amount of materials it provides, to Cooke, which loss of or reduction in the provision of such materials individually or in the aggregate would be Materially Adverse to Cooke. As of the Closing Date, Cooke will have secured the written agreement of all suppliers providing for Cooke's assignment of all supply agreements to UP Sub.

3.20    Employment and Labor Matters.

        (a)     Employment.

                (i) Schedule 3.20(a)(i) sets forth a complete and accurate list of all written employment and independent contractor Contracts to which Cooke is a party or by which Cooke is bound which are not terminable by Cooke at will. Cooke is not a party to, nor is it bound by, any oral employment contracts. All other employees of Cooke are employees terminable at will under California law. Schedule 3.20(a)(i) sets forth a list of the current annualized salaries for all employees of Cooke and the amount and payment terms for payments to consultants of Cooke.

                (ii) Schedule 3.20(a)(ii) sets forth severance and other obligations of Cooke to former employees or corporate officers of Cooke and which are still currently outstanding. Cooke has not undertaken to grant any benefits to any employees or corporate officers of Cooke as a result of the completion of the transactions provided for herein, other than as provided for herein, nor has Cooke changed its hiring or termination policies or practices in any material respect.

                (iii) Except for Michael Compton, no officers or employees of Cooke have resigned, or made known his or her intention to resign, within the three months preceding the Closing Date.

                (iv) Except as set forth on Schedule 3.20(a)(iv), as of the date hereof, Cooke has paid when due to all of Cooke's employees, officers and directors, any wages, salaries, commissions, bonuses, benefits, paid holidays, reimbursements or any other material compensation. Except as set forth on
Schedule 3.20(a)(iv), Cooke is in material compliance with all applicable laws, rules, regulations, ordinances, and other requirements of governmental and quasi-governmental entities, and all employment and other Contracts that govern labor, employment and employment practices, terms and conditions of employment, wages, hours and benefits, including, without limitation, all laws, rules, regulations, ordinances, and other requirements relating to employee health and safety, wage and hour, civil or human rights, and employment discrimination, the non-compliance with which would be Materially Adverse to Cooke or the Business.

                (v) The removal of any director, officer or employee of Cooke will not result in the creation or acceleration of any rights of third parties against Cooke, including any right to acquire Cooke Proprietary Rights or Cooke Common Stock.

                (vi) Cooke is in full compliance with and has not violated the terms and provisions of any applicable United States or other country's central, provincial, regional, federal, state, local, municipal or other governmental or quasi-governmental statute, law, order, judgment, decree, requirement or regulation pertaining to immigration and the hiring of non-citizens (collectively, "IMMIGRATION LAWS"). Cooke has not been the subject of any inspection or investigation relating to its compliance with or violation of Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with Immigration Laws, nor is any such proceeding pending or, to the Knowledge of Cooke, threatened. Cooke has provided to UP Sub all records, documents or other papers which are retained pursuant to applicable Immigration Laws.

        (b) Labor Disputes. There is no pending or, to the Knowledge of Cooke, threatened dispute, controversy (including any representation question), strike, work stoppage or claimed violation of the terms of a collective bargaining agreement or employment contract affecting or relating to any employee or group of employees (in each case, whether union or nonunion) of



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

Cooke that is reasonably likely to be Materially Adverse to the Business. There is no pending or, to the Knowledge of Cooke, threatened, labor-related litigation involving Cooke.

        (c) Payments to Agents and Employees. All payments to agents, consultants and others made by Cooke have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. Cooke has properly and accurately reflected on its books and records all compensation paid to and perquisites provided to or on behalf of its consultants, agents and employees. Such compensation and perquisites have been properly and accurately disclosed in the Financial Statements.

3.21  Insurance.

        Schedule 3.21 lists all policies of liability, theft, fire, title, workers' compensation and other forms of insurance and surety bonds insuring Cooke and its directors, officers, employees, Properties, assets and Business. The policies listed on Schedule 3.21 evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable properties and businesses. All policies listed in Schedule 3.21 are in full force and effect and all premiums have been paid by Cooke. Cooke has not failed to give any notice or to present any claim under any such policy or binder in a due or timely fashion. Except as set forth on Schedule 3.21, there have not been any claims in excess of $10,000 under any of the policies listed in Schedule 3.21 or against any insurers in relation to the operation of Cooke. As of the Closing Date, Cooke will have secured the written agreement of all insurers providing for Cooke's assignment of all insurance policies to UP Sub.

3.22    Contracts.

        (a) Schedule 3.22 sets forth a complete and accurate list of each Contract to which Cooke is a party other than (i) Contracts under which no party thereto has any remaining liability, absolute or contingent, (ii) Contracts for or related to employment, and (iii) the following Contracts which Cooke has entered into with its shareholders (i) Cooke Pharma Amended and Restated Registration Rights Agreement dated April 6, 2000; (ii) Cooke Pharma Amended and Restated Investor Rights Agreement dated April 6, 2000; and (iii) Board Observer Rights Agreement dated April 6, 2000.

        (b) The Designated Contracts are and shall be as of the Closing Date in full force and effect and are valid and enforceable in accordance with their respective terms with respect to Cooke and the other party(ies) thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles. Cooke shall have, as of the Closing Date, secured the written agreement of all parties for Cooke's assignment of all Designated Contracts to UP Sub, except to the extent that such Designated Contracts do not require consent for an assignment due to a sale of assets.

        (c) No event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a material default by Cooke or any other party under any of the Designated Contracts. Neither the execution of this Agreement or the other Transaction Agreements nor the Closing will constitute or result in a breach or violation of or default under any Designated Contract or would create a Lien on any Cooke Asset.

        (d) Cooke has not received any oral or written notice (oral notices shall so qualify only if given to a Designated Individual) that any party to any of the Designated Contracts intends to cancel or terminate any of them or to exercise or not exercise any options under any of them.

        (e) Cooke is not a party to, nor is the Property of Cooke bound by, any non-written contract material to the Business or Cooke not disclosed in this Agreement or the Schedules hereto.

        (f) None of the Designated Contracts is contrary to any applicable legal or regulatory provisions, or to any judicial or administrative decision.

3.23    Legal Proceedings.

        Schedule 3.23 sets forth a complete and accurate list of all claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations: (i) to which Cooke is a party or which are, to the Knowledge of Cooke, threatened against Cooke, (ii) to which any employee or representative of Cooke is a party and in respect of which Cooke is obligated to provide indemnification or reimbursement, or (iii) to which Cooke or any employee or representative of Cooke was a party (with respect to the latter, only to the extent Cooke was obligated to provide indemnification or reimbursement in respect thereof). Schedule 3.23 sets forth, for each of the matters identified therein, a brief summary of such matter and the parties involved therein, the total maximum amount claimed by the plaintiff against Cooke and, to the extent settled or resolved, the amount paid by Cooke in judgment or settlement and any other remedies imposed upon Cooke as a result thereof. There are no claims, suits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Cooke, threatened against Cooke which seek to question, delay, or prevent the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements. Cooke is not in default with respect to any judgment, order, writ, injunction, decree or award of any Governmental Agency or of any arbitrator or arbitration panel. Other than as set forth in Schedule 3.23, there is presently outstanding, to the Knowledge of Cooke, no reasonable basis for any other material claim, suit, action, arbitration or other proceeding to be brought against Cooke which, if asserted, would have at least a reasonable probability of an outcome that would be Materially Adverse to Cooke.

3.24    Certain Relationships and Interests.

        Except as set forth in Schedule 3.24 and Schedule 3.20(a)(1), and as may be disclosed by the Financial Statements, Cooke does not have and has not had, any Contract with, any outstanding loans to or from, any outstanding liabilities to, or any sharing arrangements (whether for compensation or otherwise) with any officer, director, employee, stockholder or Affiliate of Cooke, or any relative of any such Person or any Person in which any such individual is an officer, director or partner or has a material financial interest, direct or indirect. Except as set forth in Schedule

3.24, no officer, director, employee, stockholder, member or Affiliate of Cooke, nor any relative of any of such individual, owns or has any direct or indirect interest in any Property owned by or leased to Cooke or any Proprietary Right licensed to or by Cooke. Except as set forth in Schedule 3.24, neither Cooke nor any officer, director, stockholder or Affiliate of Cooke, nor any relative of any such individual, owns or has any direct or indirect interest in any business which is a competitor, supplier or customer of Cooke or in any Person with whom Cooke is doing business in any way.

3.25    Business Records.

        All records of Cooke, including without limitation all customer, supplier, accounting, personnel and computer records, are complete and accurate and are maintained in accordance with good business practices.

3.26    Powers of Attorney; Guarantees and Other Liabilities.

        Cooke does not have any powers of attorney outstanding. Except as set forth in Schedule 3.26, Cooke does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

3.27    Full Disclosure.

        The representations and warranties contained in this Article 3 taken together with the matters described in the Schedules as a whole, do not contain any untrue statement of a material fact and do not omit any material fact the omission of which would make the statements made herein or therein misleading. Cooke does not have Knowledge of any fact that Cooke reasonably believes is or would be Materially Adverse to Cooke or the Business which has not been set forth herein.

3.28    Brokers.

        Except as set forth on Schedule 3.28, no broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of Cooke (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by Cooke in connection with any of the transactions contemplated by this Agreement.

3.29    Investment Representations.

                (a) This Agreement is made in reliance upon the representation of Cooke to UTC that the Shares will be acquired by Cooke for investment, for Cooke's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Cooke has no present intention of selling, granting any participation in, or otherwise distributing the same. Cooke understands that the Shares are "restricted" under the federal securities laws inasmuch as they are being acquired from UTC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the

Securities Act only in certain limited circumstances. By executing this Agreement, Cooke further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

                (b) Cooke believes it has received all the information from UTC that it considers necessary or appropriate for entering into this Agreement and acquiring the Shares. Cooke further represents that it has had an opportunity to ask questions and receive answers from UTC regarding the business, properties, prospects and financial condition of UTC.

3.30 Survival of Representations and Warranties; Nature of Representations and Warranties. Except as otherwise provided in Section 9.4, the representations and warranties of Cooke shall survive the Closing Date.


ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF UTC AND UP SUB

UP Sub and UTC represent and warrant to Cooke as follows:

4.1     Organization, Good Standing and Qualification.

        UP Sub and UTC are corporations duly organized and validly existing under the laws of the State of Delaware and have all necessary corporate power and authority to own, lease and operate the properties and assets they now own, lease and operate and to carry on their business as now being conducted.

4.2     Issuance of the Shares.

        Upon issuance to Cooke pursuant to the terms and conditions of this Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any and all taxes, liens, claims and encumbrances, except as contemplated by the Transfer Agreements.

4.3     Principle Exchange/Market.

        The UTC Common Stock is currently listed on the Nasdaq National Market.

4.4     No Violations.

        Neither the execution and delivery of this Agreement or any of the other Transaction Agreements by UP Sub or UTC nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any law, statute, ordinance, rule or regulation to which UP Sub or UTC is subject, or any provision of UP Sub's or UTC's organizational documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under, or the consent of any other party to, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of indebtedness lien, or other arrangement to which UP Sub or UTC is a party or by which it is bound or to which any of its assets is subject, excluding from clauses (i) and (ii) above such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Materially Adverse effect on the ability of UP Sub or UTC to consummate the transactions provided for by this Agreement and the other Transaction Agreements.

4.5     Approvals.

        No consent, permit or approval of, filing with or notice to any Governmental Agency or any other Person (whether or not governmental in character) has been or is required to be obtained, made or given by UP Sub or UTC in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the performance of and compliance with this Agreement and such Transaction Agreements, except such consents, permits, approvals, filings or notices that have been so obtained, made or given or notices that will be filed pursuant to the Securities Act and pursuant to the requirements of the Nasdaq Stock Market.

4.6     Authorization, Validity.

        UP Sub and UTC each has all requisite right, corporate power and authority and full legal capacity to enter into, perform and comply with this Agreement and each of the other Transaction Agreements to which it is or will be a party. All proceedings required to be taken by UP Sub and UTC to authorize the execution, delivery and performance of and compliance with this Agreement and such Transaction Agreements have been properly taken and no other proceedings (corporate or otherwise) on the part of UP Sub or UTC (or their shareholders) or any other Person are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and each of such Transaction Agreements has been, or will at Closing be, duly executed by UP Sub and UTC and constitute, or will constitute at Closing, the valid and binding obligation of UP Sub and UTC, enforceable against UP Sub and UTC in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.7     SEC Documents.

        The UTC Common Stock is registered pursuant to Section 12(g) of the Exchange Act and UTC is in full compliance with and has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) (all of the foregoing including all filings, exhibits, financial statements, schedules and documents incorporated by reference therein being referred to herein as the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The financial statements of UTC included in the SEC Documents have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of UTC as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.8     Brokers.

        No broker, agent, finder, consultant or other Person has been retained by, or has acted on behalf of UP Sub or UTC (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by UP Sub or UTC in connection with any of the transactions contemplated by this Agreement.


ARTICLE 5. COVENANTS OF COOKE

        Cooke covenants and agrees that, from and after the date of this Agreement to the Closing Date, Cooke will conduct the Business subject to the following:

5.1 Operation of the Business. Without the prior written consent of UP Sub, except to effect the arrangements described in Section 7.4(b) hereof, Cooke will not:

        (a) grant any increase in the rate of pay of any of its employees, grant any increase in the salaries of any officer, employee or agent, enter into or increase the benefits provided under any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life insurance or other insurance plan or plans, or other contracts or commitments, or in any other way increase in any amount the benefits or compensation of any such officer, employee or agent;

        (b) enter into any employment contract or collective bargaining agreement;

        (c) enter into any Contract or commitment or engage in any transaction which is not in the Ordinary Course of the Business or which is inconsistent with past practices;

        (d) sell or dispose of or encumber any of the Cooke Assets, other than the disposition of Cooke Assets to pay expenses and liabilities (i) arising in the Ordinary Course of Business or (ii) arising under Section 9.1, as contemplated by Schedule 1.1(a) paragraph (a);

        (e) make, or enter into any Contract for, any material capital expenditure or enter into any material lease of capital equipment or real estate;

        (f) declare or pay any dividend or make any sale of, or distribution in respect of, its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or issue any of its capital stock or other securities other than the issuance of Series B preferred stock or common stock of Cooke upon the exercise of currently outstanding warrants;

        (g) make or institute any unusual or novel method of transacting business or change any accounting procedures or practices or its financial structure;

        (h) make any statements to or changes in its articles or certificate of incorporation or association or bylaws;

        (i) perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any material contract, commitment or obligation to which Cooke is a party; or

        (j) take any action or incur any liability or obligation which, if taken or incurred prior to the date of this Agreement, would be required to be disclosed on any Schedule hereto.

        5.2 Preservation of Business. Cooke shall carry on the Business diligently and substantially in the same manner as heretofore conducted and shall keep its business organizations intact, including its present employees and present relationships with suppliers and customers and others having business relations with Cooke.

        5.3 Insurance and Maintenance of Property. Cooke will cause all the Cooke Assets and all property owned or leased pursuant to the Cooke Liabilities to be insured against all ordinary and insurable risks (except in respect of any leased property where the terms of the lease do not impose on lessee the obligation to maintain insurance and where the loss of such property would not materially adversely affect the conduct of the Business) and will operate, maintain and repair all of such property in a careful, prudent and efficient manner.

        5.4 Full Access. Representatives of UP Sub shall have full access at all reasonable times to all premises, properties, books, records, contracts, tax records and documents relating to the Business, and Cooke will furnish to UP Sub any information in respect of the Business as UP Sub may from time to time request. Such examination and investigation by UP Sub , and any discovery of facts resulting therefrom, shall not affect the warranties and representations of Cooke contained in this Agreement.

        5.5 WARN Act. Cooke shall be responsible for compliance with and for any and all liabilities and penalties under the WARN Act.

        5.6 Other Government Filings. Cooke will cooperate with UP Sub in making, as soon as practicable following the execution hereof, all filings, required by any Government Agency (including without limitation premerger notifications required to be filed with the Federal Trade Commission and the United States Department of Justice) in connection with the Acquisition. All information provided by Cooke in connection with such filings will be true, accurate and complete and will comply with all applicable laws.

ARTICLE 6. CONDITIONS TO THE CLOSING

6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver by such party (except with respect to the Cooke Stockholder approval, which may not be waived by either party hereto), at or prior to the Closing Date of the following conditions:

        (a) Consents, Approvals. The Cooke Stockholders shall have approved the Acquisition, this Agreement and the other Transaction Agreements as required by law, and Cooke shall have received all consents, approvals, authorizations, or other actions by, or filings with or notification to, any Person or Governmental Agency set forth in Article 3 and made all such filings and declarations, as may be required to consummate the transactions contemplated by this Agreement, and the execution and delivery of the other Transaction Agreements.

        (b) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any governmental authority which makes it illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

        (c) Deadline. The Closing shall take place not later than December 31, 2000.

6.2 Conditions to Obligations of UP Sub and UTC. The obligations of each of UP Sub and UTC to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction of, or waiver by UP Sub and UTC, at or prior to the Closing Date, of the following conditions:

        (a) Cooke's Obligations Performed. Cooke shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by it on or prior to the Closing Date. The deliveries described in Section 6.5 hereof shall have been made.

        (b) Accuracy of Representations and Warranties. The representations and warranties of Cooke contained in this Agreement or any written schedule or certificate that shall be delivered by Cooke pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

        (c) Due Diligence. The completion of UP Sub's and UTC's due diligence review of the Business and operations of Cooke to the reasonable satisfaction of UP Sub and UTC.

        (d) Transaction Agreements. Cooke shall have executed and delivered each of the Transaction Agreements.

        (e) No Materially Adverse Effect. Since the date of this Agreement, no event or series of events shall have occurred which has had or would reasonably be expected to have a Materially Adverse effect on Cooke.

        (f) Certification by Cooke. UP Sub shall have received a certificate, dated the date of the Closing, signed by an officer of Cooke representing and warranting, in such detail as UP Sub may reasonably request, that the conditions specified in Section 6.1(a) and Sections 6.2(a), (b), (d) and (e) have been fulfilled.

        (g)     Consents: Approvals.

                All consents, approvals and actions of, filings with and notices to any Governmental Agency necessary to permit UP Sub and UTC to perform their obligations under this Agreement and the other Transaction Agreements and all other consents (or in lieu thereof waivers) to the performance by Cooke of its obligations under this Agreement and the other Transaction Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Cooke is a party or by which any of its Property is bound shall have been obtained, shall be in form and substance reasonably satisfactory to UP Sub , shall not be subject to the satisfaction of any condition that has not been satisfied or waived, shall not be conditioned upon the giving of any additional consideration by UP Sub, and shall be in full force and effect.

        (h) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened by any Governmental Agency or Person for the purpose of enjoining or preventing the consummation of this Agreement or the other Transaction Agreements or otherwise claiming that the consummation of this Agreement or such Transaction Agreements is illegal or improper or which, if decided adversely, would Materially Adversely affect (i) the Business, (ii) UP Sub's rights in respect thereof, (iii) the Cooke Assets, or (iv) Cooke's ability to perform its obligations under this Agreement and the Transaction Agreements, if and when the transactions contemplated hereby are consummated, or that would cause any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

        (i) Opinion of Cooke's Counsel. UP Sub and UTC shall have received from Wilson, Sonsini, Goodrich & Rosati, counsel for Cooke, an opinion dated the date of the Closing in the form of Exhibit B.

        (j)     Management Agreements.

                (i) UP Sub shall have entered into a three-year employment agreement with Darlene Walley as its Chief Executive Officer in the form of Exhibit C, including her acceptance of and agreement to be bound by (i) UTC's Employee Manual, and (ii) UTC's Securities Trades by UTC Personnel Policy, both of which shall be attachments to her employment agreement.

                (ii) UP Sub shall have entered into a four-year employment agreement with John Cooke as its Chief Scientific Officer in the form of Exhibit C, including his acceptance of and agreement to be bound by (i) UTC's Employee Manual, and (ii) UTC's Securities Trades by UTC Personnel Policy, both of which shall be attachments to his employment agreement.

                (iii) UP Sub shall have entered into a part-time employment agreement with

Andrew Maxwell as a consultant in the form of Exhibit D.

        (k) Approval and Delivery of Documentation. Cooke shall have delivered such other certificates, instruments, opinions and other documents as UP Sub may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to UP Sub under this Agreement shall be satisfactory in all reasonable respects to UP Sub and its counsel including, without limitation, the agreement described in Section 7.4(b) below. No legal impediment to the consummation of transactions contemplated by this Agreement and the Transaction Agreements shall have arisen in the reasonable judgment of UP Sub and UTC. The deliveries described in Section 6.5 hereof shall have been made.

6.3 Conditions to Obligations of Cooke. The obligations of Cooke to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver by Cooke, at or prior to the Closing Date of the following conditions:

        (a) UP Sub's and UTC's Obligations Performed. UP Sub and UTC shall have performed, satisfied and complied in all material respects with all covenants, agreements, conditions and obligations under this Agreement required to be performed by them on or prior to the Closing Date.

        (b) Accuracy of Representations and Warranties. Each of the representations and warranties of UP Sub and UTC contained in this Agreement or any written schedule or certificate that shall be delivered by UP Sub or UTC pursuant to this Agreement shall be true and correct in all material respects in each case as of the Closing Date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

        (c) Opinion of UP Sub and UTC's Counsel. Cooke shall have received from Mahon, Patusky, Rothblatt & Fisher, Chartered, counsel for UP Sub and UTC, an opinion dated the date of the Closing in the form of Exhibit F.

        (d) Deliveries upon Closing. UP Sub and UTC shall have delivered such other certificates, instruments, opinions and other documents as Cooke may reasonably request, and the form and substance of all certificates, instruments, opinions and other documents delivered to Cooke under this Agreement shall be satisfactory in all reasonable respects to Cooke and its counsel. No legal impediment to the consummation of transaction contemplated by this Agreement and the other Transaction Agreements shall have arisen in the reasonable judgment of Cooke. The deliveries described in Section 6.4 hereof shall have been made.

        (e) Litigation. There shall be no investigation, notice, litigation, arbitration or proceeding pending or threatened by any Governmental Agency or Person for the purpose of enjoining or preventing the consummation of this Agreement or the other Transaction Agreements or otherwise claiming that the consummation of this Agreement or such Transaction Agreements is illegal or improper or that would cause any of the transactions contemplated by this Agreement or such Transaction Agreements to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or change shall be in effect).

6.4     UP Sub's Deliveries at Closing.

        At Closing, UP Sub shall deliver to Cooke the following:

        (a) a duly executed certificate, dated as of the Closing Date, from UP Sub and UTC to the effect that the conditions set forth in Sections 6.3(a) and (b) which have not otherwise been waived by Cooke have been satisfied;

        (b) duly executed Employment Agreements with John Cooke and Darlene Walley, and a consulting agreement with Andrew Maxwell in the form of Exhibit C and Exhibit D, respectively, hereto;

        (c) a duly executed Registration Rights Agreement in the form of Exhibit E hereto;

        (d) opinion of Mahon Patusky Rothblatt & Fisher, Chartered, counsel for UP Sub and UTC, addressing the matters relating to UP Sub and UTC as set forth at Exhibit F;

        (e) a duly executed certificate for 147,317 shares (representing 50% of the shares);

        (f) a check for $100 (One Hundred Dollars) made payable to Cooke Pharma, Inc.; and

        (g)     a duly executed Escrow Agreement.

6.5     Cooke's Deliveries at Closing.

        At Closing, Cooke shall deliver to UP Sub and UTC the following:

        (a) a duly executed certificate, dated as of the Closing Date, from Cooke to the effect that the conditions set forth in Sections 6.1(a), 6.2(a),
(b), (d), (e) which have not otherwise been waived by UP Sub and UTC have been satisfied;

        (b) opinion of Wilson, Sonsini, counsel for Cooke, addressing the matters relating to Cooke set forth at Exhibit B;

        (c) duly executed Employment Agreements with Darlene Walley and John Cooke, and a consulting agreement with Andrew Maxwell in the form of Exhibit C and Exhibit D, respectively, hereto;

        (e) a duly executed Registration Rights Agreement in the form of Exhibit E hereto;

        (f) certificates of the Secretary of Cooke certifying the authenticity and completeness and accompanying the charter, By-laws, minutes relating to the Transaction and stock record book of Cooke including a certified copy of the Cooke Stockholders' resolutions approving this

Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; and

        (g) such other instruments or documents necessary to complete the transaction contemplated herein, all reasonably satisfactory in form and substance to UP Sub.


ARTICLE 7. POST-CLOSING OBLIGATIONS AND AGREEMENTS

7.1     Certain Taxes.

        All transfer, documentary, sales, use, value added, stamp, duty, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Acquisition shall be paid by Cooke when due, and Cooke will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. Cooke shall indemnify, defend and hold UP Sub and UTC, together with their respective Affiliates, officers, directors, shareholders, employees and agents, harmless from and against any such Taxes.

7.2     Post-Closing Operations.

        (a) UP Sub will fund the Business as it will be conducted by UP Sub after the Closing as follows: (i) until pivotal trial results of a landmark (>250 patients) multi-center HeartBar Angina Study which is to commence in the first half of 2001 with results showing statistically significant improvements in primary and secondary endpoints in a randomized, placebo-controlled, double-blind study of not less than 250 patients and of a quality reasonably likely to be accepted for publication in a prominent journal such as the New England Journal of Medicine or The Lancet are first presented in a podium presentation at a major scientific meeting (e.g., American Heart Association or American College of Cardiology) that is relevant to the physicians that Cooke is trying to reach, UP Sub's funding obligation of the Business shall not exceed $5 million annually, not less than 25% of which shall be for research and development expenses; and (ii) following a podium presentation at a major scientific meeting of such landmark statistically significant study results of the HeartBar Angina Study, UP Sub shall commit to spending such amounts as UP Sub determines, in its sole reasonable judgement based upon discussions with Cooke management, is appropriate to achieve product profitability in the soonest practicable timeframe.

        (b) All expenditures in excess of $50,000 shall be approved by UP Sub's Chief Executive Officer and any out-of-budget expenditure must be approved in advance of obligation by UP Sub's Chief Executive Officer or his designee.

        (c) UTC shall cause the number of members of the Board of Directors to be increased by one and shall cause John Cooke to be appointed to fill such newly created directorship.

        (d) The Scientific Advisory Boards of Cooke and UTC shall be merged into a single UTC Scientific Advisory Board.

        (e) Within 30 days of Closing, UTC shall grant to each of Roger Brooks, Kristen Bruinsma, Vandita Wilson and Ken Griffith an option to purchase 4,000 shares of the common stock of United Therapeutics Corporation priced at the NASDAQ closing price on the date of the grant and vesting in one-quarter increments on each anniversary of this Agreement. Each of the foregoing grantees shall enter into a separate stock option agreement with UTC setting forth the terms of this option grant.


7.3     Transfer Restrictions.

        (a) Cooke hereby agrees that it will not, directly or indirectly, without the prior written consent of UTC, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a "DISPOSITION") any of the Shares delivered to Cooke in accordance with Section 1.3(a) for a period commencing on the date hereof and ending (i) with respect to 103,122 of the Shares delivered to Cooke on Closing, on the 90th day following the Closing Date, and (ii) with respect to the remaining 44,195 of the Shares delivered to Cooke at Closing, on the 180th day following the Closing Date (each, a "LOCK-UP PERIOD"). The foregoing restriction is expressly agreed to preclude Cooke from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Shares during the Lock-Up Period. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option). Cooke also agrees and consents to the entry of stop transfer instructions consistent with the restrictions set forth in this Section
7.3 with the Transfer Agent against the transfer of any Shares.

        (b) The Shares and any other shares of UTC Common Stock issued to Cooke pursuant to this Agreement may only be disposed of pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities laws.

        (c) UTC will register the Shares for resale by Cooke in accordance with the terms of the Registration Rights Agreement attached as Exhibit E hereto.

7.4 Certain Cooke Activities. Cooke hereby agrees and covenants to UTC and UP Sub as follows:

        (a) Cooke will take no action, by board resolution or otherwise, in furtherance of the dissolution of Cooke or the pro rata or similar distribution of the Shares to the shareholders of Cooke prior to the Anniversary Date.

        (b) Prior to the Closing, subject to the approval of Dr. John Cooke, all holders of the Series D preferred stock will enter into an irrevocable written agreement with Cooke to reapportion future distributions to shareholders of royalty payments paid by UP Sub to Cooke under Article 2 hereof, for the benefit of holders of Cooke's common stock and preferred stock (other than the Series D preferred holders) and certain optionholders of Cooke. Cooke shall take no action which directly or indirectly interferes with, encumbers, pledges, or in any way compromises such an arrangement.

        (c) Within twenty days following the Closing Date, Cooke will take all necessary actions to change its corporate name to a new name that does not contain the trademark "Cooke Pharma", which trademark is included among the Cooke Assets purchased by UP Sub hereunder.

        (d) Cooke agrees to cooperate fully with UTC in connection with the preparation and filing with the SEC of any required reports on Form 8-K relating to the Acquisition and the other transactions contemplated by this Agreement at its own expense.

7.5     Additional Agreements.

        In case at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement or the other Transaction Agreements, the parties to this Agreement shall take all such actions.


ARTICLE 8. INDEMNIFICATION

8.1 Indemnification as to Representations, Warranties, Covenants and Other Matters.

        (a) Cooke agrees to indemnify, defend and hold UP Sub, UTC and their respective Affiliates, officers, directors, shareholders, employees and agents harmless from and against any and all losses, liabilities, damages, claims, demands, costs, obligations, deficiencies and expenses (including without limitation interest, penalties and reasonable attorneys' fees and expenses and, in the case of environmental matters, reasonably necessary facility and equipment repairs, modifications and additions) (collectively and including without limitation Tax Losses, "LOSSES") which arise, or result, directly or indirectly, from:

                (i) Representations, Warranties and Covenants -- any material breach of or failure to perform, any representation, warranty, covenant or obligation of Cooke in this Agreement or in any Schedule or certificate delivered pursuant hereto;

                (ii) Identified Claims and Litigation Matters (Designated Claims) -- defense costs and all other Losses arising out of or in connection with the claims and litigation matters against Cooke which are identified on
Schedule 8.1(a)(ii) (such claims and matters, the "DESIGNATED CLAIM"; Losses from the Designated Claims, the "DESIGNATED CLAIM LOSSES");

                (iii) Enforcement Actions Against Infringers of Cooke Proprietary Rights - all costs, including reasonable attorneys' fees, expert witness fees, investigators, court costs and all other expenses of any kind or nature arising out of or in connection with enforcing the Cooke

Proprietary Rights against Third Parties reasonably believed by UP Sub to be infringing the Cooke Proprietary Rights as of the Closing Date. UP Sub and the counsel it selects to pursue enforcement of the Cooke Proprietary Rights will consult with counsel selected by Cooke with respect to the strategy of each enforcement action initiated by UP Sub.

                (iv) Liabilities -- any and all liabilities, debts, or obligations, known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, direct or indirect, or of any other kind, of Cooke, which arose or accrued prior to Closing, other than liabilities specifically disclosed and identified as to amount on the Stub Balance Sheet or in the Schedules attached hereto (but only to the extent of such amounts specifically disclosed in such Schedules or to the extent the Contracts giving rise to any such liabilities have been specifically identified in such Schedules). The foregoing liabilities shall include, without limitation, any and all losses that UP Sub might incur by reason of any claim, suit, demand or action alleging that the operation of the Business of Cooke prior to Closing conflicted with, infringed upon or misappropriated the proprietary rights of any third party, only to the extent covered by Cooke's warranties and representations under this Agreement; and

                (v) Taxes -- in addition to Losses resulting from any breach of the representations and warranties in Section 3.10, but notwithstanding disclosure in Schedule 3.10(a), any and all Losses arising from or related or attributable to Taxes of UP Sub relating to or arising or accruing on or before Closing, or obligations of UP Sub to report, pay, or withhold in respect of such Taxes, to the extent related to or arising or accruing on or before Closing (all such Losses in this clause (v) with respect to Tax matters are referred to herein as "TAX LOSSES").

        (b)     "Losses" shall include any amounts paid by Cooke under Section
9.1 to the extent such amounts in the aggregate exceed $130,000;

        (c) UP Sub and UTC agree, jointly and severally, to indemnify, defend and hold Cooke harmless from and against any and all Losses which arise or result, directly or indirectly, from any breach of or failure to perform, any representation, warranty, covenant or obligation of UP Sub or UTC in this Agreement.

8.2     Notice of Claims.

        (a) If an indemnified party reasonably believes that it may incur any Losses hereunder, or receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim (which in the case of a third party claim, shall be within 20 days of receipt of such claim), specifying the facts and circumstances of the indemnification claim and the estimated amount of the Losses.

        (b) The indemnifying party under this Section 8.2 shall have the right to conduct and control, through counsel of its own choosing but reasonably acceptable to the indemnified party, any third-party claim, action or suit or compromise or settlement thereof but only so long as prior to assuming the conduct or control of such claims, action or suit, the indemnifying party confirms in writing to the indemnified party that such claim, action or suit is one in respect of which the indemnifying party is obligated to provide indemnification under this Agreement. The indemnified party may, at its election, participate in the defense of any such claim, action or suit through counsel of its own choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there are one or more legal defenses available to it that are inconsistent and conflicting with those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend promptly and diligently any such third-party claim, action or suit, then, upon the written notice to the indemnifying party stating the reasons therefore, the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and may settle such claim, action or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. The obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third-party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law. The indemnifying party shall not compromise or settle any third-party claim, action or suit that includes any term which shall require any act or forbearance by the indemnified party and which does not unconditionally release the indemnified party from all liability in respect of such claim, action or suit without the prior written consent of the indemnified party. UP Sub and Cooke shall cooperate in all reasonable respects with each other in connection with the defense, negotiation or settlement of any legal proceeding, claim or demand referred to in this
Section 8.2.

8.3     Offset.

        (a) UP Sub shall have the right to offset from the "hold-back" described in Section 4(a) of the Escrow Agreement and from the royalties to be paid to Cooke in accordance with Article 2, any amounts representing Losses to UP Sub or UTC arising under Sections 8.1(a)(i),(ii),(iv) and (v), and Section 8.1(b) of this Agreement, all as are more fully described in and subject to the terms of the Escrow Agreement.

        (b) UP Sub shall have the right to offset from the "hold-back" described in Sections 4(b) and (c) of the Escrow Agreement and from the royalties to be paid to Cooke in accordance with Article 2, any amounts representing Losses to UP Sub or UTC arising under Section 8.1(a)(iii) of this Agreement, all as are more fully described in and subject to the terms of the Escrow Agreement.

        (c) In the event that on the respective dates of release of the "hold-backs" described in Section 4 of the Escrow Agreement there are then pending third-party claims which give rise to rights to indemnification in favor of UP Sub or UTC and their respective Affiliates, officers, directors, shareholders, employees and agents under this Article 8 which have not been fully resolved or settled, UP Sub shall be entitled to exercise the set-off rights provided above with respect to such claims by withholding from the respective "hold-back" shares an amount equal to the reasonable assessment of the amount of Losses that are likely to be incurred by UP Sub in respect of such claims. In connection with such exercise of set-off rights, UP Sub shall give written notice to Cooke of the amount of its assessment of the Losses in question. If Cooke disagrees with assessment of the Losses by UP Sub, it shall give written notice to UP Sub of its objection no later than 30 days after receipt of the first notice from UP Sub. If the parties are unable to resolve their differences within 30 days of Cooke's notice to UP Sub, the matter shall be submitted to a CPA firm selected by UP Sub, and a CPA firm selected by Cooke, to arrive at a proposed resolution on Losses assessment. In the event that the two selected firms arrive at a mutual recommendation, it shall be adopted by the parties. In the event that two selected firms are unable to arrive at a mutual recommendation, then the two selected firms shall agree upon a third CPA firm to act as an arbitrator (the "ACCOUNTING ARBITRATOR") for a final determination of the reasonable assessment of the amount of Losses that are likely to be incurred in respect of such claim. If the Accounting Arbitrator determines that the amount withheld by UP Sub is in excess of the amount of Losses that are likely to be incurred by UP Sub, then UP Sub shall release the excess amount, to Cooke. The fees and expenses of the Accounting Arbitrator shall be borne equally by UP Sub, on the one hand, and by Cooke, on the other. Each of the parties shall bear its own attorneys' and accountants' fees and expenses incurred in connection with resolution of the matter by the Accounting Arbitrator.

        (d)     Exercise of the offset rights under this Section 8.3(a), (b) and
(c) by UP Sub shall not limit the rights of UP Sub to recover any amounts owed to any of them that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit the exercise by UP Sub of its other rights and remedies.

ARTICLE 9. MISCELLANEOUS

9.1     Transactional Expenses.

        Cooke and UP Sub shall each pay its own legal and accounting fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts. To the extent any of such fees and expenses have been charged to or are payable by Cooke, Cooke shall cause such amounts to be discharged and paid for prior to Closing.

9.2     Bulk Sales.

        Cooke and UP Sub each waive compliance by the other with all bulk sales Laws applicable to the transactions contemplated hereby. Any Losses suffered by Cooke or UP Sub as a result of the failure of Cooke or UP Sub to comply with the provisions of any bulk sales Laws applicable to the transactions contemplated hereby shall be borne by Cooke and Cooke shall defend UP Sub and hold UP Sub harmless for any Losses incurred by UP Sub arising out of or resulting from a failure to comply with any such bulk sales Laws.

9.3     Other Agreements Superseded; Waiver and Modification.

        This Agreement and the other Transaction Agreements supersede all prior agreements, representations or understandings, written or oral, of UTC, UP Sub and Cooke relating to any form of acquisition of Cooke, and incorporates the entire understanding of the parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. Except as otherwise provided in Article 6, the party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

9.4     Survival.

        Except as otherwise specified in this Agreement, the indemnifications, covenants, representations and warranties made in this Agreement or made in writing pursuant hereto shall survive the Closing, any investigation of the matters covered thereby by or on behalf of any party to whom they are made or any discovery or knowledge prior to Closing or execution of this Agreement of misstatement or misrepresentation by the party to whom they are made. Each of the parties acknowledges that the others are entering into this Agreement and will consummate the transactions contemplated hereby, in reliance upon the express representations and warranties of the other parties made in this Agreement or made in a writing delivered pursuant hereto.

9.5     Recovery of Litigation Costs.

        If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

9.6     Notices.

        Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or seven
(7) Business Days after a writing is deposited in the mails, airmail postage and other charges prepaid and registered, return receipt requested, in each case sent or addressed as follows:

           (a)      If to UP Sub :

                    UP Sub Acquisition, Inc.
                    1110 Spring Street
                    Silver Spring, Maryland  20910
                    Phone:   (301) 608-9292
                    Fax:     (301) 608-9291

                    Attention:  Martine A. Rothblatt, CEO

                    with a copy to:

                    Mahon Patusky Rothblatt & Fisher, Chartered
                    1735 Connecticut Avenue. N.W.
                    Washington, D.C.  20009
                    Phone:   (202) 483-4000
                    Fax:     (202) 483-4006

                    Attention:  Paul A. Mahon, Esq.

           (b)      If to UTC:

                    United Therapeutics Corporation
                    1110 Spring Street
                    Silver Spring, Maryland  20910
                    Phone:   (301) 608-9292
                    Fax:     (301) 608-9291

                    Attention:  Martine A. Rothblatt, CEO

                    with a copy to:

                    Mahon Patusky Rothblatt & Fisher, Chartered
                    1735 Connecticut Avenue. N.W.
                    Washington, D.C.  20009
                    Phone:   (202) 483-4000
                    Fax:     (202) 483-4006

                    Attention:  Paul A. Mahon, Esq.

        (c)         If to Cooke:

                    Cooke PH, Inc.

                    c/o Sherbrooke Capital
                    2344 Washington Street
                    Newton Lower Falls, MA 02462
                    Phone:   (617) 332-7227
                    Fax:     (617) 332-3113
                    Attn:  John Giannuzzi

                    With a copy to:

                    Wilson, Sonsini, Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, CA 94304-1050
                    Phone:   (650) 493-9300
                    Fax:     (650) 493-6811

                    Attention: Mark Bonham


9.7     Law Governing: Arbitration.

        (a) This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its internal conflicts of law principles.

        (b) Any controversy or claim arising out of or relating to this Agreement, or to any breach thereof, shall be finally resolved by arbitration pursuant to this Section 9.7. To institute the provisions of this paragraph, the party desiring to institute the procedure shall first notify the other party and then both parties shall attempt to resolve the claim within fifteen (15) Business Days. In the event the parties cannot resolve the claim within such time period, the matter shall be submitted to the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the American Arbitration Association as they exist on the date of this Agreement. The parties agree that the exclusive proper place of venue for any arbitration hearing shall be Silver Spring, Maryland for a claim brought by Cooke and San Francisco, California for a claim brought by UTC or UP Sub. The parties agree that the arbitrator(s) may grant any relief that could have been granted if the case were determined by the civil courts of general jurisdiction. If, however, the arbitrator(s) determine(s) that he or she is or they are not empowered to exercise the equitable powers of the courts, the party being denied the equitable relief may have the matter tried by the civil courts. Cooke consents to the jurisdiction of the courts sitting in Silver Spring, MD, USA (and of the appropriate appellate courts) and UTC and UP Sub consent to the jurisdiction of the courts sitting in San Francisco, CA, USA (and of the appropriate appellate courts), in any such action or proceeding and waives any objection to venue laid therein. In addition, nothing contained herein shall prevent UP Sub or their Affiliates from pursuing any remedies, including but not limited to any of the remedies afforded hereunder, in any courts or other tribunals in which any labor dispute or action involving any employment contract may be pending with Cooke. Process in respect of litigation or arbitration may be served on any party by certified mail, return receipt requested, in addition to every other method permitted by law. The parties agree that the fact of any arbitration or litigation and all matters with respect to or arising out of any such arbitration or litigation shall be confidential information in accordance with
Section 9.12, unless otherwise required by applicable law.

9.8     Assignability; Successors.

        Cooke may not assign any of its rights or obligations hereunder without the consent of UP Sub or UTC. UP Sub may assign its rights and obligations hereunder without consent of Cooke to any Affiliate of UP Sub or UTC or to any successor or assign of UP Sub or UTC, provided that notice thereof is given to Cooke and provided that such assignment shall not release UP Sub or UTC from its obligations hereunder. Any assignment made or purported to be made contrary to the provisions of this Section 9.8 shall be void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

9.9     Time of Essence.

        Time is of the essence of this Agreement and all of the terms, conditions and provisions hereof.

9.10    Counterparts.

        This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

9.11    Parties in Interest.

        Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

9.12    Severability.

        If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

9.13    Confidentiality.

        (a) The terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed by any party hereto other than to (i) its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, (ii) successors and assigns of such party and Persons considering investing in or acquiring such party or any Affiliate thereof or providing financing for the same, and (iii) as may be reasonably necessary to permit consummation of the transactions contemplated by this Agreement or for subsequent operation of UP Sub or the Business. The foregoing shall not prevent disclosure as required by applicable law, including federal securities laws, or by UTC as it may deem necessary or appropriate as a public company. In connection with any disclosure permitted by this Section 9.13, the disclosee shall be instructed to comply with the obligations of this paragraph.

        (b) In the event that the Closing does not occur, each of UP Sub, on the one hand, and Cooke, on the other hand, shall treat as confidential and shall not disclose other than to its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 9.13(d) below) of any of the other parties hereto. In connection with any disclosure permitted by this
Section 9.13, the disclosee shall be instructed to comply with the obligations of this Section 9.13.

        (c) At all times after Closing, Cooke will hold in strictest confidence, and will not use or disclose to any third party other than its or his officers, directors, employees, accountants, lawyers, and other advisors, on a need to know basis, any confidential information (as defined in Section 9.13(d) below) of Cooke or other Affiliates or of UP Sub or any of their Affiliates obtained by Cooke at any time prior to Closing. In connection with any disclosure permitted by this Section 9.13, the disclosee shall be instructed to comply with the obligations of this Section 9.13.

        (d) The term "confidential information" as used in this Section 9.13 shall mean all non-public information relating to a party and its Affiliates. "Confidential information" of a party includes, without limitation, information relating to services and products of such party and its Affiliates, marketing or promotion of such services and products, business policies or practices, customers, suppliers, or such other information received from others that the party or its Affiliates is obligated to treat as confidential. "Confidential information" shall not include, however, information that: (i) is or becomes generally known or available to the public through no fault of any of the parties to whom disclosure is made, (ii) was given to third parties by the disclosing party without restriction on use or disclosure, (iii) was known by the parties to whom disclosure is made prior to receiving such information from the disclosing party, or (iv) is required to be disclosed pursuant to any court order, law or regulation, after providing notice to the disclosing party; provided, however, that in the event of a dispute disclosure, the party to whom disclosure was made shall bear the burden of proof of demonstrating that the confidential information falls within one of the above exceptions.

9.14       Disclosure Schedules.

        Disclosure of any fact or item in any Disclosure Schedule shall, should the existence of the fact or item or its contents be relevant to any other Disclosure Schedule and such relevance shall be clear on its face, be deemed to be disclosed with respect to that other Disclosure Schedule whether or not any explicit cross-reference appears therein. Disclosure of any matter in the Disclosure Schedules shall not be deemed to imply that such matter is or is not material. Disclosure of any matter in the Disclosure Schedules shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.


ARTICLE 10. INTERPRETATION OF THIS AGREEMENT

10.1    Terms Defined.

        As used in this Agreement, the following terms have the respective meanings set forth below or in the location indicated:

        Accounting Arbitrator - see Section 8.3(c).

        Acquisition - see Recitals.

        Affiliate - a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (ii) which beneficially owns or holds 20% or more of any class of the voting stock of another Person, or (iii) 20% or more of the voting stock (or in the case of a Person which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

        Agreement - this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

        Anniversary Date - see Section 1.5.

        Average Anniversary Closing Price - see Section 1.5(a).

        Business - a medical foods company engaged in the business of development and marketing of medical foods and other products enriched with the amino acid L-arginine.

        Business Day - any day which is not a Saturday, Sunday or a bank holiday in either California or Maryland, USA.

        Closing - see Section 1.2.

        Closing Date - see Section 1.2.

        Consideration - any cash or non-cash consideration of any kind whatsoever, whether tangible or intangible, direct or indirect.

        Cooke - see introductory paragraphs.

        Cooke Assets - all assets listed on Schedule 1.1(a) hereto.

        Cooke Common Stock - common stock, no par value per share, of Cooke.

        Cooke Indebtedness - all current liabilities and long-term debt of Cooke, including without limitation, (i) all accounts payable, long-term debt due within one-year, short-term borrowings, accrued expenses including officer's compensation, salaries and payroll taxes, and other liabilities, (ii) all debt for borrowed money or for the deferred purchase price of property or services, and other interest-bearing obligations, of Cooke, (iii) all obligations under leases that are or should be, under generally accepted accounting principles related to the preparation of consolidated financial statements, as consistently applied by Cooke in past years, treated as capital leases of Cooke, (iv) all debt for borrowed money or for the deferred purchase price of property or services, or capital leases, in respect of which Cooke has provided its Guarantee (other than the Guarantee of the Real Property Lease by Cooke), (iv) all principal, interest and other amounts outstanding (and any penalties or other amounts attributable to the repayment thereof at the Closing) by Cooke to any lender, bank or financial institution, whether by loan, line of credit, or bank overdraft, (v) all overdue or deferred social security contributions or pension fund payments or other payments in respect of Taxes (including interest and penalties thereon accrued Closing), (vi) any deferred payment in respect of any court orders or judgments or settlements arising prior to the Closing Date, and (vii) any deferred severance payments in connection with dismissal of any employees prior to the Closing Date to the extent treated as indebtedness under generally accepted accounting principles of the United States.

        Cooke Liabilities - all liabilities listed on Schedule 1.1(b) hereto and on the Stub Balance Sheet.

        Cooke Preferred Stock - the preferred stock of Cooke as authorized by the Cooke Articles of Incorporation and described in detail on Schedule 3.3.

        Cooke Proprietary Rights - see Section 3.17(a).

        Cooke Stockholders - all holders of outstanding securities of Cooke entitled to vote with respect to the Acquisition.

        Contract - except as specifically provided in this Agreement, any written agreement, contract, lease, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, commitment, undertaking, instrument or arrangement of any kind. Without limiting the generality of the foregoing, any agreement, commitment, undertaking or arrangement of any kind with a Governmental Agency shall constitute a "Contract" whether it was entered into voluntarily or pursuant to applicable law or in settlement of a claim or possible claim by such Governmental Agency, or otherwise.

        Designated Claim - see Section 8.l(a)(ii).

        Designated Claim Loss - see Section 8.1(a)(ii).

        Designated Contracts - see the Contracts included or listed on Schedule 3.22.

        Designated Exchange Rate - with respect to a given currency to be converted into Dollars, the rate for purchase of Dollars with such currency published in The Wall Street Journal as being in effect on the Business Day prior to the date on which the conversion is to be calculated.

        Disposition - see Section 7.3(a).

        Dollar or $ - means United States dollars.

        Environmental Requirements - any currently existing United States or other country's central, provincial, regional, federal, state or local laws, statutes and common law, ordinances, regulations, permits, orders, licenses, approvals, authorizations or similar requirements of any Government Authority and all judicial and administrative agency decrees, judgments and orders, in each case relating to safety, health or the environment, including without limitation, those pertaining to soils, subsurface, air, surface water and ground water, land use, Hazardous Materials, waste, disposal, noise, odor and other human health or environmental matters.

        Equipment - any machinery, tools, appliances, vehicles, furniture, fixtures, equipment, computers (and related software systems), parts or similar tangible personal Property.

        Escrow - the escrow established by the parties hereto pursuant to the Escrow Agreement.

        Escrow Agent - Mahon, Patusky Rothblatt & Fisher, Chartered, Chicago Title, or their successor, who shall serve as escrow agent of the Escrow pursuant to the Escrow Agreement.

        Escrow Agreement - the Escrow Agreement entered into by and among the parties hereto in the form attached hereto as Exhibit A.

        Exchange Act - the Securities Exchange Act of 1934, as amended.

        Exploitation - the use, display, reproduction, manufacturing, distribution, licensing, sublicensing, sale, representation or any other exercise of any Proprietary Rights, or any rights relating thereto, in any product, work, technology, process or other form or manner, including without limitation to any online use or transmission via Internet or other electronic medium, whether now known or hereafter devised. "Exploit" means to so use, display, reproduce, manufacture, distribute, license, sublicense, sell, represent or otherwise exercise any Proprietary Rights, or any rights relating thereto.

        Financial Statements - see Section 3.7.

        Governmental Agency - any United States or other country's central, provincial, regional, federal, state or local government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing or any quasi-governmental entity of any kind or type.

        Hazardous Materials - any substance:

        (i) which is (upon the Closing) defined as a hazardous substance, hazardous material, hazardous waste, extremely hazardous substance, extremely hazardous material, extremely hazardous waste, pollutant, contaminant, toxic substance, toxic material, toxic waste or any similar term in any Environmental Requirement;

        (ii) which is hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous,

        (iii)   which is regulated under any Environmental Requirement;

        (iv) the presence of which on the Real Property causes or threatens to cause a nuisance upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the Real Property or to the health or safety of Persons on or about the Real Property;

        (v) which is petroleum or a petroleum substance or a petroleum product, including without limitation gasoline, diesel fuel or other petroleum hydrocarbons;

        (vi) which is asbestos or an asbestos compound or which contains asbestos; or

        (vii) which is a PCB (polychlorinated biphenyl) or a PCB compound or contains PCBs.

        Immigration Laws - see Section 3.20(a)(vi).

        Knowledge - means the actual knowledge of the Person to whom the reference is made.

        Licensed Proprietary Rights - see Section 3.17(a).

        Law - see Section 3.14(a).

        Lien - any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, limitation, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any Property.

        Lock-Up Period - see Section 7.3(a).

        Losses - see Section 8.1(a).

        Materially Adverse - with respect to a Party, shall mean materially adverse to such Party or its business, financial condition, results of operations, liabilities, assets, properties, sales, operations, or prospects, taken as a whole.

        Net Sales - (i) with respect to any Product, the invoiced sales price of such Product billed by UP Sub and its Affiliates to Third Parties less the following: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Parties for spoiled, damaged, obsolete, outdated, rejected or returned Product and for retroactive price reductions in lieu of returned Product; (b) actual shipping and handling, freight and insurance costs incurred in transporting such Product in final form to such Third Parties; (c) cash, quantity, and trade discounts; (d) sales, use, excise, value-added and other taxes or governmental charges incurred in connection with the sale, exportation or importation, transportation, or delivery of such Product in final form; and (e) bad debts or uncollectible accounts; and (ii) and all amounts received by UP Sub and its Affiliates from licenses granted to Third Parties under the Patent Rights. "Net Sales," with respect to any Product containing one or more active ingredients and/or delivery technologies in addition to the Patent Rights, means the invoiced sales price of such Product billed to Third Parties, less all the allowances, adjustments, reductions, discounts, taxes, duties and other charges referred to in the foregoing sentence, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Patent Rights included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients and/or delivery technologies in such Product, including the Patent Rights. In no event, however, shall the foregoing fraction be less than one-half (1/2).

        Ordinary Course of Business - the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        Owned Proprietary Rights - see Section 3.17(a).

        Patent Rights - (i) all domestic and international issued patents and patent applications set forth in Schedule 3.17(a) attached hereto which are owned by or licensed to Cooke which claim (a) a Product, (b) the process of manufacture or use of a Product, or (c) a congener described within the patents or patent applications set forth Schedule 3.17(a), and (ii) any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, supplementary protection certificates, additions, continuations, continuations-in-part, divisions, or foreign equivalents to any such patents and patent applications set forth in Schedule 3.17(a).

        Permitted Lien - (a) Liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been reserved on the Stub Balance Sheet, (b) Liens existing on the Closing Date and judgments and other similar Liens fully reflected on the Stub Balance Sheet, and (c) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto.

        Person - an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a Governmental Agency.

        Plan - see Section 3.21.

        Product - shall mean any product that is dependant upon the Patent
Rights.

        Property - any interest of Cooke in any kind of property or asset, whether real, personal or mixed, tangible or intangible, and wherever located, including without limitation money and the other Cooke Assets, and including, without limitation, the Business and the goodwill and value of Cooke as a going concern.

        Proprietary Rights - all trademarks, service marks, trade dress, copyrights and trade names, and all applications for or registrations of any of the foregoing, marketing or promotional designs, rights against other Persons in respect of the any of the foregoing and any other promotional Properties used or useful or developed or acquired for use in the Business. All privacy, publicity, property, moral or other such similar rights ("droit moral"). All patents, patent rights, patent applications, letters patent, trade secrets, inventions, models, processes, designs, licenses, business rights, rights to exclude others, information as to the identities or requirements of customers or potential customers, market information, market analyses, marketing plans, operating or management policies, procedures and forms, and all other proprietary rights used or useful or developed or acquired for use in the Business.

        Real Property Leases - the leases of real property under which Cooke is a lessee, all as set forth on Schedule 3.11.

        Release - any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching or disposing into the environment of any Hazardous Material.

        SEC - Securities and Exchange Commission.

        SEC Documents - see Section 4.10.

        Securities Act - the Securities Exchange Act of 1933, as amended.

        Shares - see Section 1.3.

        Stub Balance Sheet - see Section 3.7.

        Stub Period Date - see Section 3.7.

        Tax or Taxes - any United States or other country's central, provincial, regional, federal, state, local or other jurisdictional tax, import or export fees, duties or tariffs, assessments, fees (including without limitation, documentation, license, filing and registration fees), customs' fees, social security payments or contributions, social contribution payments, or other charges of any other nature or kind whatsoever, levied by a Governmental Authority, including without limitation (a) taxes imposed or based on or with respect to or measured by any net or gross income or receipts, (b) value added, transfer, excise, sales, use, gross receipts or other similar taxes, (c) any franchise taxes, taxes on doing business, license taxes, occupational taxes, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (d) taxes based upon or imposed with reference to real or personal property ownership, (e) compulsory social welfare and social security funds, (f) employment taxes that are required to be paid or collected, or



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

any other employment related tax imposed by any other federal, state or other jurisdiction, (g) any withholding for Taxes, and (h) any taxes similar to or in the nature of those taxes described in (a), (b), (c), (d), (e), (f) or (g) above, together with any penalties, fines, interest, or other additions to any such taxes or other charges however imposed, withheld, levied or assessed.

        Taxable - see Section 3.10(e).

        Tax Losses - see Section 8.l(a)(v).

        Third Party - any individual or entity other than Cooke, UP Sub , UTC and their respective Affiliates.

        Transaction Agreements - this Agreement, the Escrow Agreement and the Registration Rights Agreement.

        Transfer Agent - the transfer agent for UTC, which at the date hereof is The Bank of New York.

        UP Sub - see introductory paragraphs.

        UTC - see introductory paragraphs.

        UTC Common Stock - the common stock of UTC, par value $.01 per share.

        UTC Preferred Stock - see Section 4.2.

        UTC Shares - see Section 1.3(c).

        Valid Patent Claim - a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

10.2    References.

        All terms such as "herein," "hereby" or "hereunder" refer to this Agreement as a whole. The use of the terms "including", "include" and "includes" followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

10.3    Headings, Schedules.

        The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein. The Schedules and Attachments to this Agreement form an integral part of this Agreement.



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

10.4    Fair Construction.

        This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to the drafter thereof.





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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                    UP ACQUISTION CORPORATION



                                    By:
                                       -----------------------------------
                                            Its:

                                    UNITED THERAPEUTICS CORPORATION



                                    By:     /s/ Martine Rothblatt
                                       -----------------------------------
                                             Martine Rothblatt, CEO


                                    COOKE PHARMA, INC.



                                    By:     /s/ John Cooke
                                       -----------------------------------
                                             John Cooke, Ph.D., Chairman





                                       49